                                                                    Exhibit 23.2


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



American Card Technology, Inc.


      We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form SB-2 of our report dated August 1, 1996, except for Note 6 which is as of December 11, 1996, relating to the financial statements of American Card Technology, Inc., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding uncertainties as to the Company's ability to continue as a going concern.


      We also consent to the reference to us under the captions "Selected Financial Data" and "Experts" in the Prospectus.



                                           /s/ BDO Seidman, LLP


New York, New York
January 31, 1997